Exhibit 99.1

12 ReTech Corporation Released its Financial Report for the Fiscal Year Ended December 31, 2021.

For the Year Ending December 31, 2021, Revenue Slips 8.5% Below 2020 Full Year Revenue But the GAAP Net Loss Decreased from $21.7 million to $5.3 million, a 75.9% Improvement.

Las Vegas, NV, April 1, 2022 - 12 ReTech Corporation (OTC: RETC), announced today that it has filed its Form 10-K with the United States Securities and Exchange Commission for the year ended December 31, 2021, which include its financial results for the combined operations of the Company and its subsidiaries for its fiscal year ended December 31, 2021.

For the full year ended December 31, 2021, the Company reported revenues of $660,206 versus $721,312 in its prior fiscal year of 2020. This represents a revenue decrease of $61,106 or 8.5%. Revenues in 2020, a COVID-19 pandemic year, represents business generated in the first two months of that year for all stores and then one store during the last four months of 2020 at the Mohegan Sun resort. During March of 2020 thru August of 2020, operations at our store at the Mohegan Sun resort were shuttered by local government mandate. After February 2020 the rest of our stores at airports were closed and that continues through today as we have not yet reopened any of the airport stores. Revenues at our Rune NYC, LLC fashion apparel business were negatively affected in the same manner as the fashion boutiques of Rune’s other customers who faltered during the pandemic.

In September of 2020, we reopened our store at the Mohegan Sun resort which has operated at a much reduced level compared to past years. Store traffic as compared to prior years is significantly down since we reopened. This has carried over into all of 2021 as we saw reduced operating results throughout the year. As of today, we have not reopened any of our airport stores. Rune NYC, LLC’s fashion apparel business suffered a similar fate in 2021.

For the full year ending December 31, 2021, the Company’s net loss was $5,236,605 versus a net loss of $21,718,593 in 2020. This represents an improvement of $16,481,988 or 75.9% for the twelve months of 2021 when measured against the prior year’s results. Almost all the improvements were non-operational in nature. There were substantial improvements in the “Other Income (Expense)” categories which are shown in the table below.

The following represents a summary of our financial results. A complete copy of our 2021 Balance Sheet ad Income Statement are attached at the bottom of this press release.

12 ReTech Corporation

GAAP Consolidated Statements of Operations

(Audited)

	FY2021	FY2020	Year over Year % Changes
	GAAP	GAAP	GAAP

Revenues	660,206	721,312	-8.5%

Gross Profit	265,812	336,076	-20.9%

Total Operating Expenses	2,234,069	2,885,376	-22.6%

Gain (Loss) from Operations	(1,968,257)	(2,549,300)	-22.8%

Other Income (Expense) incl. FX Adj. & Minority Int.	(3,268,348)	(19,169,293)	83.0%

Net Gain (Loss)	(5,236,605)	(21,718,593)	75.9%

Net Gain (Loss) to 12 ReTech Corporation	(5,236,605)	(21,718,593)	75.9%

Angelo Ponzetta, CEO of 12 ReTech Corporation commented, “The results for our fiscal year 2021, while improved, are not where we want to be. We are recovering from a two-year pandemic where most of our operational activities have been severely impacted since early 2020. We believe that this pandemic has permanently changed how people shop and interact with merchants, so we are changing directions and have invested into revamping our business for the future.”

Mr. Ponzetta continued, “During the last quarter we briefly discussed a new effort at creating a social shopping mobile APP. I would like to reiterate on our efforts here.”

“We are investing in and developing a social shopping mobile APP, which we are planning to beta test during the second half of 2022. This APP will be designed to bring consumers to smaller mom-and-pop retailers who are competing with large retailers such as Walmart and Amazon. We anticipate that these smaller retailers, who have physical as well as ecommerce operations, should receive new customers as a result of joining our network. We believe that they will be willing to pay us a fee when they sell something to their newfound clientele. Smaller retailers don’t typically have the resources to compete with large retailers who have the resources to corner a large share of the retail channel. Today, without our APP, smaller retailers might join forces with their larger competitors, only to find their ideas cannibalized by the same channels they use for marketing. Retailers in our network will pay us a fee when they receive a completed sales transaction. They will not have to pay us for “looky-loos”. We will communicate to investors as milestones are reached, but we are very excited about the potential game-changing nature of our new APP.”

“Non-GAAP Discussion of 2021 Financial Results”

On a non-GAAP basis, excluding the costs of non-cash financing, non-cash reserve expenses and any changes in derivative liabilities, the Company’s non-GAAP net loss in 2021 was $1,345,155 versus a non-GAAP net loss of $1,894,897 in 2020. This represents an improvement of $549,702 or 29.0% in non-GAAP net loss in 2021 when measured against 2020. Management believes the exclusion of non-cash financing, non-cash reserve expenses and derivative liability changes gives readers a more accurate view of the operations of the Company for the full year period ending December 31, 2021.

12 ReTech Corporation GAAP to non-GAAP

Income Statement Comparison

	FY2021	FY2021	FY2020	FY2020
	GAAP	non-GAAP	GAAP	non-GAAP

Revenues	660,206	660,206	721,312	721,312

Gross Profit	265,812	265,812	336,076	336,076

Total Operating Expenses	2,234,069	2,234,069	2,885,376	2,885,376

Gain (Loss) from Operations	(1,968,257)	(1,968,257)	(2,549,300)	(2,549,300)

Other Income (Expense) incl. FX Adj. & Minority Int.	(3,268,348)	623,102	(19,169,293)	654,443

Net Gain (Loss) to 12 ReTech Corporation	(5,236,605)	(1,345,155)	(21,718,593)	(1,894,857)

Please note that any references regarding figures or data from the Form 10-K are limited or summaries for discussion purposes. For accurate and complete figures, data, and disclosures, reference is made to the actual fiscal year 2021 Form 10-K on file with the SEC and available to be read at www.sec.gov.

Angelo Ponzetta finished, “We need to change our path forward as a result of the shopper and merchant changes that have arrived during the pandemic. Therefore, we are investing in our mobile APP. Our belief is that the world of shopping has permanently changed and that is what we are aiming our efforts at in the future.”

About 12 ReTech Corporation:

12 ReTech Corporation is primarily a technology company focused on the retail experience, both online and in physical stores, for consumers and smaller merchants.

Our software, both deployed and in development, is designed to allow the smaller merchants to compete effectively with the retail behemoths like Walmart and Amazon, and to attract, retain, and delight consumers both online and in physical stores, without being dependent on Google, Facebook/Instagram, and Amazon.

Our A.I. Social Shopping platform APP, which is currently in development, will allow merchants to connect with consumers directly, and will give merchants tools to protect their brand and lower their marketing costs which will be focused on results, not just “looky-loos”.

For consumers, the APP allows them to support their favorite local businesses and find new merchants that may be of interest to them, while earning money through their social communications and posts.

The Company has also acquired retail and wholesale operating companies that will allow us to test our technology on real consumers and demonstrate their success for other merchants while earning revenues for the Company.

As an innovative retail technology company that has been built through acquisitions and ideas, we will continue to search for additional synergistic acquisitions that bring incremental revenues and profitability, and access to products that will incentivize both merchants and consumers to quickly adopt our social shopping APP.

For more information about our Company visit us at www.12ReTech.com.to learn about our software, contact us in the U.S.A at (530) 539 4329 or at solutions@12ReTech.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the ability of the Company to successfully implement its turnaround strategy, changes in costs of raw materials, labor, and employee benefits, as well as general market conditions, competition and pricing

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

12 ReTech Corporation FY2021

Consolidated Balance Sheet

(audited)

	December 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$12,786	$11,784
Accounts receivable	11,637	3,108
Inventory	104,153	177,172
Prepaid expenses	13,500	12,920
Total Current Assets	142,076	204,984

Fixed assets, net	45,627	88,228
ROU Asset	355,882	52,671
Other Asset	89,000	-
Security deposit	231,310	241,250
TOTAL ASSETS	$863,895	$587,133

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$4,167,604	$3,187,592
Due to stockholders	386,773	383,753
Related Party Notes payable, net of discounts	31,000	31,000
Notes payables, net of discounts	-	35,000
Convertible notes payable, net of discounts	1,212,926	1,268,647
Derivative liabilities	6,758,937	23,798,240
General default reserve	1,364,204	2,278,648
Lease liability	179,349	52,671
Bank loans	249,937	249,937
Merchant cash advances, net of discounts	585,446	409,892
Total Current Liabilities	14,936,175	31,695,379

Lease Liability	176,533
SBA Loans	325,099	620,182
Total Long - Term Liabilities	501,632	620,182

Total Liabilities	$15,437,807	$32,315,561

Commitments and Contingencies
Series B Preferred Stock, 1,000,000 shares designated; $0.00001 par value, $1.00 stated value; 0 shares and 170,400 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively. Liquidation preference $0.	-	170,400
Series D-1 Preferred Stock, 500,000 shares designated; $0.00001 par value $2.00 stated value; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020. Liquidation preference $0	-	-
Series D-2 Preferred Stock, 2,500,000 shares designated; $0.00001 par value, $2.00 stated value; 754,410 shares and 912,368 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively. Liquidation preference $1,508,820	2,218,653	2,607,162
Series D-3 Preferred Stock, 500,000 shares designated; $0.00001 par value $5.00 stated value; 54,840 shares issued and outstanding at December 31, 2021 and December 31, 2020. Liquidation preference $274,234	274,234	274,234

Stockholders’ Deficit:
Preferred stock: 50,000,000 authorized; $0.00001 par value:
Series A Preferred Stock, 10,000,000 shares designated; $0.00001 par value; 9,429,525 and 9,197,566 shares issued and outstanding at December 31, 2021 and December 31, 2020	95	93
Series C Preferred Stock, 2 share designated; $0.00001 par value; 2 shares issued and outstanding at December 30, 2021 and December 31, 2020	2	1
Series D-5 Preferred Stock, 1,000,000 shares designated; $0.00001 par value, $4.00 stated value; 128,494 shares and 128,494 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	513,976	513,976
Series D-6 Preferred Stock, 1,000,000 shares designated; $0.00001 par value $5.00 stated value; 92,680 shares issued and outstanding at December 31, 2021 and December 31, 2020.	463,400	523,400
Common stock: 20,000,000,000 authorized, $0.00001 par value; 12,862,508,315 and 1,177,103,618 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	128,625	11,768
Additional paid-in capital	32,202,280	9,282,228
Minority interest	(661,179)	(634,297)
Accumulated other comprehensive income	(4,082)	(1,493)
Accumulated deficit	(49,709,916)	(44,475,900)
Total Stockholders’ Deficit	(17,066,799)	(34,780,224)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$863,895	$587,133

12 ReTech Corporation FY2021

Consolidated Statements of Operations

(audited)

	Twelve Months Ended
	December 31,
	2021	2020

Revenues	$660,206	$721,312
Cost of revenue	394,394	385,236
Gross Profit	265,812	336,076

Operating Expenses
General and administrative	$1,447,357	$1,762,856
Professional fees	744,112	683,251
Depreciation	42,600	439,269
Total Operating Expenses	2,234,069	2,885,376

Loss from operations	(1,968,257)	(2,549,300)

Other Expense
Other income	$598,809	$431,937
Reserve Expense	429,048	(491,897)
Interest expense	(2,528,426)	(471,579)
Gain/(loss) on derivative liability	(1,792,072)	(18,860,260)
Net Other Income (Expense)	(3,292,641)	(19,391,799)

Net Gain (Loss )	$(5,260,898)	$(21,941,099)

Other comprehensive income- foreign currency translation adjustment	(2,589)	962

Comprehensive Gain (Loss)	$(5,263,487)	$(21,940,137)

Minority Interest	$(26,882)	$(221,544)

Net Gain (Loss) to 12 ReTech Corporation	(5,236,605)	(21,718,593)

Net Gain (Loss) Per Common Share: Basic and Diluted	$(0.00)	$(0.03)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	7,139,048,844	641,140,917

Investor Relations Contacts:

Mark Gilbert

Magellan FIN, LLC

mgilbert@magellanfin.com

317-361-2392 (USA)

Corporate Headquarters

investors@12ReTech.com